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                                              For more information:
                                              ____________________
                                              Britton H. Murdoch
                                              Gordon L. Keen, Jr.
                                              (610) 687-5253


          AIRGAS, INC. ANNOUNCES MANAGEMENT PROMOTIONS

     Radnor, Pennsylvania, November 22, 1995--Airgas, Inc. (NYSE-ARG), today announced the following management promotions.

     Hermann Knieling has been promoted to President and Chief Operating Officer of Airgas. Mr. Knieling joined Airgas when he sold his Mobile, Alabama industrial gas distributor business to the Company in June 1989.
Since that time, Mr. Knieling has held the positions of Subsidiary President, Regional Vice President and most recently Division President. Mr. Knieling received his formal training in chemical engineering and has held several executive positions in the industrial gas industry with both Hoechst AG and MG Industries.

     Mr. Peter McCausland, Airgas' Chairman and Chief Executive Officer stated, "We are pleased to have someone of Hermann's ability to lead Airgas beyond the billion dollar sales mark. Hermann is a seasoned executive with a wealth of engineering, operations and marketing experience. He understands and appreciates the Airgas decentralized management system and is a fine example of Airgas' values of autonomy, responsibility and accountability."

     "Our divisional structure has served us well as we have consolidated 210 companies into 35 hubs. With Herman having primary responsibility for Airgas' operating agenda, we will be able to achieve even greater growth as a result of a clear focus on operations and customer service and because I will be able to concentrate on Airgas' long-term strategic direction. Airgas has a great many opportunities to grow and to continue to increase shareholder value, and our new management structure will put us in a better position to capitalize on those opportunities."

     William Sanford has been appointed Executive Vice President. In addition to Mr. Sanford's current responsibilities in sales, marketing and customer service development, he will have operating responsibility for the rental equipment business and other Airgas companies providing products and services through the distribution network.

     Ronald Rush has been promoted to Division President-Southern Division replacing Mr. Knieling. Mr. Rush has been the President of Airgas' Jimmie Jones/Sooner Airgas subsidiary for the past five years.

     Donald Carlino has been promoted to Division Vice President for the Rental, Manufacturing and Industrial Distribution Divisions. Mr. Carlino joined Airgas in 1989 and most recently held the position of Assistant Vice President in the Corporate Development Department.


     Currently, the Airgas distributor network includes over 430 locations in thirty-seven states and Canada. Airgas is the largest distributor of industrial, medical and specialty gases and related equipment in North America with annual sales of approximately $850 million.